SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 November 1, 2001

QUALITY STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24902 (Commission File Number)	42-1425562 (IRS Employer Identification No.)

455 E. Ellis Road, Muskegon, MI 49443
(Address of principal executive offices) (Zip Code)

(616) 798-8787
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Total No. of Pages: 6

Item 3:  Bankruptcy or Receivership.

    On October 22, 2001, Quality Stores, Inc. (the "Company") announced that an involuntary petition was filed against the Company under the United States Bankruptcy Code on October 20, 2001 in the U.S. Bankruptcy Court for the Western District of Michigan by certain holders of the Company's 10 5/8% Senior Notes due 2007.

    On November 1, 2001, the Company announced that it has commenced voluntary reorganization proceedings under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Michigan and an order for relief was entered in Chapter 11 bankruptcy proceedings with respect to the Company. The Company has been assigned Case Number GG-01-10662 and the case is pending before United States Bankruptcy Judge James D. Gregg. The Company continues to operate its business as "debtors in possession."

Item 5:  Other Events.

    The Company previously announced that it intends to close 133 stores. The Company also announced that it intends to maximize the value for a core group of 178 stores in markets in the eastern U.S., including Michigan, Ohio, Indiana, New York, Pennsylvania, New Jersey, Delaware, Maryland, Vermont, Massachusetts, Virginia, West Virginia and Kentucky. The Company anticipates that its cash collateral and cash flow from operations moving into its strongest selling season will provide adequate liquidity to effect this strategy.

    Certain statements in this Report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. The Company's ability to achieve operating goals could be adversely affected by: general economic conditions, competitive activity in the market in which the Company operates, increases in product costs, interest rate fluctuations, the Company's ability to obtain sales growth, and other factors not specifically identified.

Item 7:  Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)
    and (b) not applicable

    (c)
    Exhibits.

99.1	Press Release issued by Quality Stores, Inc. dated October 22, 2001.
99.2	Press Release issued by Quality Stores, Inc. dated November 1, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2001	QUALITY STORES, INC.
	By:	/s/ THOMAS J. REINEBACH Thomas J. Reinebach Senior Vice-President, Finance and Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Press Release issued by Quality Stores, Inc. dated October 22, 2001.
99.2	Press Release issued by Quality Stores, Inc. dated November 1, 2001.